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                                                                   Exhibit 10.14




                                  May 11, 2001

[NAME]
____________________
____________________
____________________


Dear Mr. _______________:


        Novatel Wireless, Inc. (the "Corporation") considers it essential to the best interests of its shareholders to foster the continuous employment of the Corporation's key management personnel. In this regard, the Corporation's Board of Directors (the "Board") recognizes that, as is the case with many publicly held corporations, the possibility of a change in control of the Corporation may exist and the uncertainty and questions that it may raise among management could result in the departure or distraction of management personnel to the detriment of the Corporation and its shareholders.

        The Board has decided to reinforce and encourage the continued attention and dedication of members of the Corporation's management, including yourself, to their assigned duties without the distraction arising from the possibility of a change in control of the Corporation.

        In order to induce you to remain in its employ, the Corporation hereby agrees that after this letter agreement (this "Agreement") has been fully executed, you shall receive the severance benefits set forth in this Agreement in the event that your employment with the Corporation is terminated under the circumstances described below in anticipation of or subsequent to a Change in Control (as defined below).

        1. Term of Agreement. This Agreement shall commence on the date hereof and shall continue in effect through December 31, 2003; provided, however, that commencing on January 1, 2004 and on each January 1 thereafter, the term of this Agreement shall automatically be extended for one additional year unless, not later than June 30 of the preceding year, the Corporation shall have given you notice that it does not wish to extend this Agreement; provided, further, that if a Change in Control occurs during the original or any extended term of this Agreement, the term of this Agreement shall continue in effect for the two (2) year period immediately following the Change in Control.

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[EXECUTIVE NAME}
May 11, 2001
Page 2

        2. Change in Control. No benefits shall be payable hereunder unless there has been a Change in Control. For purposes of this Agreement, a "Change in Control" shall mean the occurrence of any of the following:

        (i) Any merger, consolidation, reorganization, business combination or similar transaction involving the Corporation into or with another Person (as defined below), and as a result of such merger, consolidation, reorganization, business combination or similar transaction less than fifty percent (50%) of the combined voting power of the then outstanding securities of such resulting corporation or Person immediately after such transaction are held in the aggregate by the holders of voting stock of the Corporation immediately prior to such transaction; or

        (ii) Any sale or other transfer of all or substantially all of its business, property or assets of the Corporation to another Person; or

        (iii) Any Person becomes the beneficial owner of fifty percent (50%) or more of the combined voting power of the then outstanding voting stock of the Corporation; or

        (iv) The approval by the shareholders of the Corporation of a complete liquidation or dissolution of the Corporation; or

        (v) A change in the composition of the Board of Directors during any period of two (2) consecutive years such that individuals who at the beginning of such period were members of the Board of Directors cease for any reason to constitute at least a majority thereof, unless the election, or nomination for election by the Corporation's stockholders, of each new director was approved by a vote of at least two-thirds (2/3) of the directors then still in office who were directors at the beginning of the period.

As used herein, "Person" means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, or other entity or governmental body.

        3. Termination in Anticipation of or Following Change in Control.

        (i) General. If a Change in Control shall have occurred during the term of this Agreement, you shall be entitled to the benefits provided in Section 4(ii) if your employment is terminated within the two (2) year period immediately following the date of such Change in Control (a) by the Corporation other than for Cause or Disability (each as defined below), or (b) by you for Good Reason or pursuant to a Covered Resignation (each as defined below) (a termination of your employment under the circumstances described in this sentence is sometimes hereinafter referred to as a "Payment Termination"). Notwithstanding anything contained herein, if your employment is terminated within the nine (9) month period immediately prior to a Change in Control either by the Corporation other than for Cause or Disability or by you for Good Reason, and if such termination (1) was at the request of a third party who has taken steps reasonably calculated to effect the Change in Control or (2) otherwise arose in connection with or in anticipation of the Change in Control, then for all purposes of this Agreement your

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[EXECUTIVE NAME}
May 11, 2001
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employment shall be deemed to have been terminated immediately after the actual occurrence of the Change in Control. Except as described in the preceding sentence, in the event that your employment with the Corporation is terminated for any reason and subsequently a Change in Control occurs, you shall not be entitled to any benefits hereunder. In the event that you are entitled to the benefits provided in Section 4(ii), such benefits shall be paid notwithstanding the subsequent expiration of the term of this Agreement.

        (ii) Death or Disability. Your employment with the Corporation shall terminate automatically upon your death. The Corporation may terminate your employment for Disability, but only if that Disability continues through the Date of Termination (as hereinafter defined). For purposes of this Agreement, "Disability" shall mean your absence from the full-time performance of your duties with the Corporation for a period of not less than six (6) consecutive months by reason of your physical or mental illness.

        (iii) Cause. The Corporation may terminate your employment for Cause (as hereinafter defined) by giving you 30 days' advance notice in writing of such termination. For purposes of this Agreement, "Cause" shall mean (a) your willful and continued failure to substantially perform your duties with the Corporation (other than any such failure resulting from your incapacity due to physical or mental illness or any such actual or anticipated failure after your issuance of a Notice of Termination (as defined below) for Good Reason), after a written demand for substantial performance is delivered to you by the Board, which demand specifically identifies the manner in which the Board believes that you have not substantially performed your duties, (b) your willful commission of an act of fraud or dishonesty resulting in material economic or financial injury to the Corporation, and which remains uncured by you for five (5) calendar days following your receipt of such notice, or (c) your conviction of, or entry by you of a guilty or no contest plea to, the commission of a felony involving moral turpitude. For purposes of this Section 3(iii), no act, or failure to act, on your part shall be deemed "willful" unless done, or omitted to be done, by you in bad faith. Notwithstanding the foregoing, you shall not be deemed terminated for Cause pursuant to Sections 3(iii)(a) or (b) hereof unless and until there shall have been delivered to you a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters ( 3/4) of the entire membership of the Board (after reasonable notice to you, an opportunity for you, together with your counsel, to be heard before the Board and a reasonable opportunity to cure), finding that in the Board's good faith opinion you were guilty of the conduct set forth above in this Section 3(iii) and specifying the particulars thereof in reasonable detail.

        (iv) Good Reason. You may terminate your employment with the Corporation for Good Reason. For purposes of this Agreement, "Good Reason" shall mean the occurrence, after a Change in Control, of any one or more of the following events without your prior written consent:

             (a) the assignment to you of any duties which are adversely inconsistent with the position in the Corporation that you held immediately prior to the Change in Control, a significant adverse alteration in the nature or status of your responsibilities or the conditions of your employment from those in effect immediately prior to the Change in Control, including by virtue of the Corporation ceasing to be a

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[EXECUTIVE NAME}
May 11, 2001
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        publicly-held corporation, or any other action by the Corporation that results in a material diminution in your position, authority, title, duties or responsibilities;

             (b) the Corporation's reduction of your annual base salary or bonus opportunity, each as in effect on the date hereof or as the same may be increased from time to time;

             (c) the relocation of the Corporation's offices at which you are principally employed immediately prior to the date of the Change in Control (your "Principal Location") to a location more than thirty (30) miles from such location, or the Corporation's requiring you to be based at a location more than thirty (30) miles from your Principal Location, except for required travel on the Corporation's business to an extent substantially consistent with your present business travel obligations;

             (d) the Corporation's failure to pay to you any portion of your then current compensation or any portion of an installment of deferred compensation under any deferred compensation program of the Corporation, in each case within seven (7) days of the date such compensation is due;

             (e) the Corporation's failure to continue in effect compensation and employee benefits, including benefit plans which provide you with benefits which are substantially similar, on an aggregate basis, to the benefits provided to you under the Corporation's regular compensation and benefit plans and practices immediately prior to the Change in Control, unless an equitable arrangement (embodied in ongoing substitute or alternative plans) has been made with respect to such plans, or the Corporation's failure to continue your participation therein (or in such substitute or alternative plans) on a basis not materially less favorable in the aggregate, both in terms of the amount of benefits provided and the level of your participation relative to other participants, as existed at the time of the Change in Control;

             (f) the Corporation's failure to obtain a satisfactory agreement from any successor to assume and agree to perform this Agreement, as contemplated in Section 6 hereof;

             (g) any purported termination of your employment that is not effected pursuant to a Notice of Termination satisfying the requirements of Section 3(v) hereof (and, if applicable, the requirements of Section 3(iii) hereof), which purported termination shall not be effective for purposes of this Agreement;

             (h) the continuation or repetition, after written notice of objection from you, of harassing or denigrating treatment of you which is inconsistent with your position with the Corporation;

             (i) any breach by the corporation of any provision of this Agreement applicable to it which is material and adverse to you; or

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[EXECUTIVE NAME}
May 11, 2001
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                      (j) the Corporation's failure to provide the Additionial
        Option (as hereinafter defined) or the corporation's material breach of one or more of the stock option agreements pursuant to which the Additional Option or any other equity securities of the Corporation were issued to you.

        (v) Your right to terminate your employment pursuant to this Section 3(iv) shall not be affected by your incapacity due to physical or mental illness. Your continued employment shall not constitute consent to, or a waiver of rights with respect to, any circumstance constituting Good Reason hereunder.

        (vi) Notice of Termination. Any purported termination of your employment by the Corporation or by you (other than termination due to your death, which shall terminate your employment automatically) shall be communicated by a written Notice of Termination to the other party hereto in accordance with
Section 7. For purposes of this Agreement, "Notice of Termination" shall mean a notice that shall indicate the specific termination provision in this Agreement (if any) relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of your employment under the provision so indicated.

        (vii) Date of Termination. For purposes of this Agreement, "Date of Termination" shall mean (a) if your employment is terminated due to your death, the date of your death; (b) if your employment is terminated for Disability, thirty (30) days after Notice of Termination is given (provided that you shall not have returned to the full time performance of your duties during such thirty
(30) day period), and (c) if your employment is terminated for any reason other than death or Disability, the date specified in the Notice of Termination (which, in the case of a termination by the Corporation without Cause shall not be less than thirty (30) days from the date such Notice of Termination is given, and in the case of a termination by you for Good Reason or pursuant to a Covered Resignation shall not be less than fifteen (15) nor more than thirty (30) days from the date such Notice of Termination is given).

        4. Compensation Upon Termination.

        (i) If your employment with the Corporation is terminated by reason of your death, by the Corporation for Cause or Disability, or by you other than for Good Reason, the Corporation shall pay you your full base salary, when due, through the Date of Termination at the rate in effect at the time Notice of Termination is given, plus all other amounts to which you are entitled under any compensation plan or practice of the Corporation at the time such payments are due, and the Corporation shall have no further obligations to you under this Agreement.

        (ii) If you incur a Payment Termination, then, in lieu of any severance benefits to which you may otherwise be entitled under any severance plan or program of the Corporation, you shall be entitled to the benefits provided below:

            (a) the Corporation shall, at the time specified in Section 4(iii), pay to you your full base salary, when due, through the Date of Termination at the rate in effect

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[EXECUTIVE NAME}
May 11, 2001
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        at the time Notice of Termination is given, plus all other amounts to which you are entitled under any compensation plan or practice of the Corporation at the time such payments are due;

            (b) the Corporation shall, at the time specified in Section 4(iii), pay as severance pay to you a lump-sum severance payment equal to the sum of the following:

               (A) two hundred percent (200%) of the greater of (x) your annual base salary as in effect immediately prior to delivery of the Notice of Termination or (y) your annual base salary as in effect immediately prior to the Change in Control; and

               (B) two hundred percent (200%) of the greater of (x) your
            targeted annual bonus for the year in which the Date of Termination occurs or (y) your targeted annual bonus for the year in which the Change in Control occurs, in each case assuming that the bonus targets are satisfied;

            (c) the Corporation shall, at its sole expense as incurred, provide you with financial planning services for the one (1) year period following the Date of Termination, such services to be of substantially the same type and scope as those which the Corporation was providing to you immediately prior to the Date of Termination, or, if more favorable to you, immediately prior to the date of the Change in Control;

            (d) the Corporation shall, at its sole expense as incurred, provide you with outplacement services for a period not to exceed one (1) year at an aggregate cost to the Corporation not to exceed $10,000, the scope of which shall be selected by you in your sole discretion and the provider of which shall be selected by you from among the providers offered to you by the Corporation;

            (e) for the period beginning on the Date of Termination and ending on the earlier of (i) the date which is twenty-four (24) full months following the Date of Termination or (ii) the first day of your eligibility to participate in a comparable group health plan maintained by a subsequent employer, the Corporation shall pay for and provide you and your dependents with the same medical benefits coverage to which you would have been entitled had you remained continuously employed by the Corporation during such period. In the event that you are ineligible under the terms of the Corporation's benefit plans to continue to be so covered, the Corporation shall provide you with substantially equivalent coverage through other sources or will provide you with a lump sum payment (determined on a present value basis using the interest rate provided in Section 1274(b)(2)(B) of the Internal Revenue Code of 1986, as amended (the "Code"), on the Date of Termination) in such amount that, after all income and employment taxes on that amount, shall be equal to the cost to you of providing yourself such benefit coverage. At the termination of the benefits coverage under the first sentence of this Section 4(ii)(e), you and your dependents shall be entitled to continuation coverage pursuant to Section 4980B of the Code, Sections 601-608 of the Employee Retirement Income Security Act of 1974, as amended, and under any other applicable

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[EXECUTIVE NAME}
May 11, 2001
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        law, to the extent required by such laws, as if you had terminated employment with the Corporation on the date such benefits coverage terminates.

            (f) (1) anything in this Agreement to the contrary notwithstanding, if it shall be determined that any payment or distribution to you or for your benefit (whether paid or payable or distributed or distributable) pursuant to the terms of this Agreement or otherwise (the "Payment") would be subject to the excise tax imposed by Section 4999 of the Code (the "Excise Tax"), then you shall be entitled to receive from the Corporation an additional payment (the "Gross-Up Payment") in an amount such that the net amount of the Payment and the Gross-Up Payment retained by you after the calculation and deduction of all Excise Taxes (including any interest or penalties imposed with respect to such taxes) on the payment and all federal, state and local income tax, employment tax and Excise Tax (including any interest or penalties imposed with respect to such taxes) on the Gross-Up Payment provided for in this
        Section 4(ii)(f), and taking into account any lost or reduced tax deductions on account of the Gross-Up Payment, shall be equal to the Payment;

            (2) all determinations required to be made under this Section 4(ii)(f), including whether and when the Gross-Up Payment is required and the amount of such Gross-Up Payment, and the assumptions to be utilized in arriving at such determinations shall be made by the Accountants (as defined below) which shall provide you and the Corporation with detailed supporting calculations with respect to such Gross-Up Payment within fifteen (15) business days of the receipt of notice from you or the Corporation that you have received or will receive a Payment. For the purposes of this Section 4(ii)(f), the "Accountants" shall mean the Corporation's independent certified public accountants serving immediately prior to the Change in Control. In the event that the Accountants are also serving as accountant or auditor for the individual, entity or group effecting the Change in Control, you shall appoint another nationally recognized public accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accountants hereunder). All fees and expenses of the Accountants shall be borne solely by the Corporation. For the purposes of determining whether any of the Payments will be subject to the Excise Tax and the amount of such Excise Tax, such Payments will be treated as "parachute payments" within the meaning of Section 280G of the Code, and all "parachute payments" in excess of the "base amount" (as defined under Section 280G(b)(3) of the Code) shall be treated as subject to the Excise Tax, unless and except to the extent that in the opinion of the Accountants such Payments (in whole or in part) either do not constitute "parachute payments" or represent reasonable compensation for services actually rendered (within the meaning of Section 280G(b)(4) of the Code) in excess of the "base amount," or such "parachute payments" are otherwise not subject to such Excise Tax. For purposes of determining the amount of the Gross-Up Payment, you shall be deemed to pay Federal income taxes at the highest applicable marginal rate of Federal income taxation for the calendar year in which the Gross-Up Payment is to be made and to pay any applicable state and local income taxes at the highest applicable marginal rate of taxation for the calendar year in which the Gross-Up Payment is to be made, net of the maximum reduction in Federal income taxes which could be obtained

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[EXECUTIVE NAME}
May 11, 2001
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        from the deduction of such state or local taxes if paid in such year
        (determined without regard to limitations on deductions based upon the amount of your adjusted gross income), and to have otherwise allowable deductions for Federal, state and local income tax purposes at least equal to those disallowed because of the inclusion of the Gross-Up Payment in your adjusted gross income. To the extent practicable, any Gross-Up Payment with respect to any Payment shall be paid by the Corporation at the time you are entitled to receive the Payment and in no event will any Gross-Up Payment be paid later than five days after the receipt by you of the Accountant's determination. Any determination by the Accountants shall be binding upon the Corporation and you. As a result of uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accountants hereunder, it is possible that the Gross-Up Payment made will have been an amount less than the Corporation should have paid pursuant to this Section 4(ii)(f) (the "Underpayment"). In the event that the Corporation exhausts its remedies pursuant to Section 4(ii)(f)(3) and you are required to make a payment of any Excise Tax, the Underpayment shall be promptly paid by the Corporation to or for your benefit; and

            (3) you shall notify the Corporation in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Corporation of the Gross-Up Payment. Such notification shall be given as soon as practicable after you are informed in writing of such claim and shall apprise the Corporation of the nature of such claim and the date on which such claim is requested to be paid. You shall not pay such claim prior to the expiration of the 30-day period following the date on which you give such notice to the Corporation (or such shorter period ending on the date that any payment of taxes, interest and/or penalties with respect to such claim is due). If the Corporation notifies you in writing prior to the expiration of such period that it desires to contest such claim, you shall:

                (A) give the Corporation any information reasonably requested by the Corporation relating to such claim;

                (B) take such action in connection with contesting such claim as the Corporation shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Corporation;

                (C) cooperate with the Corporation in good faith in order to effectively contest such claim; and

                (D) permit the Corporation to participate in any proceedings relating to such claims;

        provided, however, that the Corporation shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify you for and hold you harmless from, on an after-tax basis, any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a

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[EXECUTIVE NAME}
May 11, 2001
Page 9


        result of such representation and payment of all related costs and expenses. Without limiting the foregoing provisions of this Section 4(ii)(f), the Corporation shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct you to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and you agree to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Corporation shall determine; provided, however, that if the Corporation directs you to pay such claim and sue for a refund, the Corporation shall advance the amount of such payment to you, on an interest-free basis, and shall indemnify you for and hold you harmless from, on an after-tax basis, any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance (including as a result of any forgiveness by the Corporation of such advance); provided, further, that any extension of the statute of limitations relating to the payment of taxes for the taxable year of you with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Corporation's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and you shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority;

            (g) in any situation where under applicable law the Corporation has the power to indemnify (or advance expenses to) you in respect of any judgments, fines, settlements, loss, cost or expense (including attorneys' fees) of any nature related to or arising out of your activities as an agent, employee, officer or director of the Corporation or in any other capacity on behalf of or at the request of the Corporation, the Corporation shall promptly on written request, indemnify (and advance expenses to) you to the fullest extent permitted by applicable law, including but not limited to making such findings and determinations and taking any and all such actions as the Corporation may, under applicable law, be permitted to have the discretion to take so as to effectuate such indemnification or advancement. Such agreement by the Corporation shall not be deemed to impair any other obligation of the Corporation respecting your indemnification otherwise arising out of this or any other agreement or promise of the Corporation or under any statute; and

            (h) the Corporation shall furnish you for six (6) years following the Date of Termination (without reference to whether the term of this Agreement continues in effect) with directors' and officers' liability insurance insuring you against insurable events which occur or have occurred while you were a director or officer of the Corporation, such insurance to have policy limits aggregating not less than the amount in effect immediately prior to the Change in Control, and otherwise to be in substantially the same form and to contain substantially the same terms, conditions and exceptions as the liability issuance policies provided for officers and directors of the Corporation in force from time to time, provided, however, that such terms, conditions and exceptions shall

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[EXECUTIVE NAME}
May 11, 2001
Page 10

        not be, in the aggregate, materially less favorable to you than those in effect on the date hereof; provided, further, that if the aggregate annual premiums for such insurance at any time during such period exceed one hundred and fifty percent (150%) of the per annum rate of premium currently paid by the Corporation for such insurance, then the Corporation shall provide the maximum coverage that will then be available at an annual premium equal to one hundred and fifty percent (150%) of such rate.

        (iii) The payments provided for in Sections 4(ii)(a), (b), and (e), as applicable, shall be made not later than the fifth business day following the Date of Termination; provided, however, that if the amounts of such payments cannot be finally determined on or before such day, the Corporation shall pay to you on such day an estimate, as determined in good faith by the Corporation, of the minimum amount of such payments and shall pay the remainder of such payments (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code) as soon as the amount thereof can be determined but in no event later than the thirtieth day after the Date of Termination. In the event that the amount of the estimated payments exceeds the amount subsequently determined to have been due, such excess shall constitute a loan by the Corporation to you, payable on the fifth day after demand by the Corporation (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code).

        (iv) You shall not be required to mitigate the amount of any payment provided for in this Section 4 by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Section 4 be reduced by any compensation earned by you as the result of employment by another employer or self-employment, by retirement benefits, by offset against any amounts (other than loans or advances to you by the Corporation).

        5. Equity Awards.

        (i) Notwithstanding anything contained in any equity plan or award agreement, or any other agreement to which the Corporation is a party, all outstanding stock options, restricted stock and other equity awards granted to you under any of the Corporation's stock option plans, incentive plans or other similar plans (or awards substituted therefor covering the securities of a successor company) (collectively, "Options") shall become immediately vested and exercisable in full immediately prior to a Change in Control.

        (ii) Notwithstanding anything contained in any equity plan or award agreement or any other agreement to which the Corporation is a party, immediately prior to a Change in Control the Corporation shall grant you an additional stock option (the "Additional Option") to purchase that number of shares of the Corporation's common stock equal to one-third (1/3) of the number of shares of the Corporation's common stock subject to your then outstanding Options immediately prior to a Change in Control. The per share exercise price of the Additional Option shall be equal to the fair market value of a share on the date of grant (such fair market value shall be the closing price of the Company's common stock as listed on the Nasdaq National Market on the date of grant if the Corporation is then listed on such exchange). The Additional Option shall become immediately vested and exercisable in full immediately prior to the Change in control.

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[EXECUTIVE NAME}
May 11, 2001
Page 11

        Notwithstanding anything to the contrary, in connection with a Change in Control under Section 2(i) or (ii), the purchaser or other Person in connection with such Change in Control shall either (1) assume the Additional Option and all of the Corporation's obligations under the Corporation's equity plans and award agreements with respect to the Additional Option or (2) substitute for the Additional Option an option to purchase the same class of capital stock of such purchaser or Person into which the Corporation's common stock is converted or exchanged in connection with such Change in Control transaction (the "Purchaser Stock"). The Additional Option or Purchaser Stock so assumed or substituted will continue to have and be subject to substantially the same terms and conditions set forth in the Corporation's equity plans and/or award agreements and other documents governing such Additional Option immediately prior to the Change in Control, except that (1) such Additional Option or substituted option will be exercisable for that number of shares of Purchaser Stock that were purchasable under such Additional Option immediately prior to the Change of Control multiplied by the Exchange Ratio, rounded up to the nearest whole number of shares of Purchaser Stock and (2) the per share exercise price for the shares of Purchaser Stock issuable upon exercise of the Additional Option or substituted option will be equal to the quotient determined by dividing the exercise price per share of the common stock of the Corporation at which the Additional Option was exercisable immediately prior to the Change in Control by the Exchange Ratio, and rounding the resulting exercise price up to the nearest whole cent. The Corporation and such purchaser or other Person will provide that the transactions contemplated by any such Change in Control will not terminate any such assumed Additional Option or substituted option or any right of exercise, vesting or repurchase thereunder with respect to such shares acquired upon exercise of such option. "Exchange Ratio" shall mean the number of shares of Purchaser Stock or other consideration into which each share of the Corporation's common stock issued and outstanding immediately prior to the Change in Control is converted or exchanged.

        (iii) Notwithstanding anything contained in any equity plan or award agreement, in the event that a Change in Control occurs and your employment with the Corporation is terminated for any reason after the Change in Control, all outstanding Options, including the Additional Option and any substituted option (pursuant to Section 5(ii) above), held by you immediately prior to the date of the Change in Control shall, to the extent exercisable as of the Date of Termination, remain exercisable for a period of two (2) years following the Date of Termination.

        6. Successors; Binding Agreement.

        (i) The Corporation shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business, equity and/or assets of the Corporation to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Corporation would be required to perform it if no such succession had taken place. Failure by the Corporation to obtain such assumption agreement prior to or in connection with the effectiveness of any such succession shall constitute Good Reason, within the meaning of Paragraph 3(iv) hereof, for you to terminate your employment hereunder. If you terminate your employment for such Good Reason, you shall be entitled to the payments and benefits described in Paragraph 4(ii) hereof, subject to the terms and

[EXECUTIVE NAME}
May 11, 2001
Page 12


conditions of such Paragraph. Unless expressly provided otherwise, "Corporation" as used herein shall mean the Corporation as defined in this Agreement and any successor to its business, equity and/or assets as aforesaid.

        (ii) This Agreement shall inure to the benefit of and be enforceable by you and your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If you should die while any amount would still be payable to you hereunder had you continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to your devisee, legatee or other designee or, if there is no such designee, to your estate.

        7. Notice. For purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth on the first page of this Agreement, provided that all notices to the Corporation shall be directed to the attention of its Secretary, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

        8. Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by you and such officer as may be specifically designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California without regard to its conflicts of law principles. All references to sections of the Exchange Act or the Code shall be deemed also to refer to any successor provisions to such sections. Except as provided in Section 4(ii)(f) hereunder, any payments provided for hereunder shall be paid net of any applicable withholding required under federal, state or local law. The obligations of the Corporation under Section 4 shall survive the expiration of the term of this Agreement. The section headings contained in this Agreement are for convenience only, and shall not affect the interpretation of this Agreement.

        9. Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

        10. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

[EXECUTIVE NAME}
May 11, 2001
Page 13

        11. Arbitration; Dispute Resolution, Etc.

        (i) Arbitration Procedure. Any disagreement, dispute, controversy or claim arising out of or relating to this Agreement or the interpretation of this Agreement or any arrangements relating to this Agreement or contemplated in this Agreement or the breach, termination or invalidity thereof shall be settled by final and binding arbitration administered by JAMS/Endispute in San Diego, California in accordance with the then existing JAMS/Endispute Arbitration Rules and Procedures for Employment Disputes. In the event of such an arbitration proceeding, you and the Corporation shall select a mutually acceptable neutral arbitrator from among the JAMS/Endispute panel of arbitrators. In the event you and the Corporation cannot agree on an arbitrator, the Administrator of JAMS/Endispute will appoint an arbitrator. Neither you nor the Corporation nor the arbitrator shall disclose the existence, content, or results of any arbitration hereunder without the prior written consent of all parties. Except as provided herein, the Federal Arbitration Act shall govern the interpretation, enforcement and all proceedings. The arbitrator shall apply the substantive law (and the law of remedies, if applicable) of the state of California, or federal law, or both, as applicable, and the arbitrator is without jurisdiction to apply any different substantive law. The arbitrator shall have the authority to entertain a motion to dismiss and/or a motion for summary judgment by any party and shall apply the standards governing such motions under the Federal Rules of Civil Procedure. The arbitrator shall render an award and a written, reasoned opinion in support thereof. Judgment upon the award may be entered in any court having jurisdiction thereof.

        (ii) Compensation During Dispute, Etc. Your compensation during any disagreement, dispute, controversy, claim, suit, action or proceeding (collectively, a "Dispute") arising out of or relating to this Agreement or the interpretation of this Agreement shall be as follows:

        If there is a termination of your employment with the Corporation followed by a Dispute as to whether you are entitled to the payments and other benefits provided under this Agreement, then, during the period of that Dispute the Corporation shall pay you fifty percent (50%) of the amounts specified in
Section 4(ii)(b) hereof, and the Corporation shall provide you with the other benefits provided in Section 4(ii) of this Agreement, if, but only if, you agree in writing that if the Dispute is resolved against you, you shall promptly refund to the Corporation all payments you receive under Section 4(ii)(b) of this Agreement plus interest at the rate provided in Section 1274(d) of the Code, compounded quarterly. If the Dispute is resolved in your favor, promptly after resolution of the Dispute the Corporation shall pay you all amounts which were withheld during the period of the Dispute plus interest at the rate provided in Section 1274(d) of the Code, compounded quarterly.

        (iii) Expenses, Legal Fees. The Corporation shall pay, or reimburse you for, all expenses and reasonable attorneys fees incurred by you in connection with any Dispute arising out of or relating to this Agreement or the interpretation thereof (including, without limitation, all such fees and expenses, if any, incurred in contesting or disputing any termination of your employment or in seeking to obtain or enforce any right or benefit provided by this Agreement, or in connection with any tax audit or proceeding to the extent attributable to the application of Section 4999 of the Code to any payment or benefit provided hereunder).

[EXECUTIVE NAME}
May 11, 2001
Page 14

        12. Entire Agreement. This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto, and any prior agreement of the parties hereto in respect of the subject matter contained herein; [provided, however, that the Employment Agreement, dated as of _______________, ____, by and between you and the Corporation, shall remain in full force and effect and shall, pursuant to the terms and conditions thereof, provide certain severance and/or non-competition benefits to you upon certain terminations of your employment which do not constitute a Payment Termination hereunder]. Any of your rights hereunder shall be in addition to any rights you may otherwise have under benefit plans or agreements of the Corporation (other than severance plans or agreements) to which you are a party or in which you are a participant, including, but not limited to, any Corporation sponsored employee benefit plans and stock options plans. The provisions of this Agreement shall not in any way abrogate your rights under such other plans and agreements.

        13. At-Will Employment. Nothing contained in this Agreement shall (i) confer upon you any right to continue in the employ of the Corporation, (ii) constitute any contract or agreement of employment, or (iii) interfere in any way with the at-will nature of your employment with the Corporation.

                            [SIGNATURE PAGE FOLLOWS]

[EXECUTIVE NAME}
May 11, 2001
Page 15


               If this letter sets forth our agreement on the subject matter hereof, kindly sign and return to the Corporation the enclosed copy of this letter, which shall then constitute our agreement on this subject.

                                  Sincerely,

                                  NOVATEL WIRELESS, INC.

                                  By:______________________________
                                       John Major

                                  Its:Chairman and Chief Executive Officer

                                  By:_______________________________
                                       Ambrose Tam
                                  Its:President and Chief Technology Officer

Agreed and Accepted,
this ______ day of _____________, 2001.



---------------------------
[EXECUTIVE NAME]